Designated Filer:	HORING JEFF
Issuer & Ticker Symbol:	SolarWinds, Inc. (SWI)

Date of Event Requiring Statement: November 18, 2009

Exhibit 99.1

Explanation of Responses

(1)

The Insight IV Funds (defined below) and the Insight V Funds (defined below) beneficially own 9,581,543 shares of Common Stock after giving effect to their sale of Common Stock in the offering and the exercise in full of the underwriters' over-allotment option. The amount listed includes: (i) 3,543,628 shares held by Insight Venture Partners V, L.P., 1,072,958 shares held by Insight Venture Partners (Cayman) V, L.P., 3,593,059 shares held by Insight Venture Partners V Coinvestment Fund, L.P. and 208,379 shares held by Insight Venture Partners V (Employee Co-Investors), L.P. (together, the "Insight V Funds"); and (ii) 113,362 shares held by Insight Venture Partners IV (Co-Investors), L.P., 122,978 shares held by Insight Venture Partners (Cayman) IV, L.P., 7,312 shares held by Insight Venture Partners IV (Fund B), L.P. and 919,867 shares held by Insight Venture Partners IV, L.P (together, the "Insight IV Funds"). The reporting person is a member of the board of managers of Insight Holdings Group, LLC, which in turn is the managing member of Insight Associates IV, L.L.C. and Insight Associates V, L.L.C. which are the general partners of the Insight IV Funds and the Insight V Funds, respectively. The reporting person disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that the reporting person is the beneficial owner of the securities for purposes of Section 16 or for any other purposes.